Exhibit 99.1

Alliance Data Reports Full Year and Fourth Quarter 2021 Results

COLUMBUS, Ohio, January 27, 2022 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of tech-forward payment and lending solutions, today announced results for the full year and the fourth quarter ended December 31, 2021.

- Fourth quarter net income was $17 million, or $0.34 per diluted share, inclusive of one-time costs related to the spinoff of the LoyaltyOne segment as Loyalty Ventures Inc. (NASDAQ: LYLT).

Financial Summary	Fourth Quarter 2021		Full Year 2021	
	Total Company	Continuing Operations[a]	Total Company	Continuing Operations[a]
Net Income ($ millions)	$17	$61	$801	$797
Earnings per Diluted Share	$0.34	$1.21	$16.02	$15.95

(a) Reflective of the spinoff of Loyalty Ventures Inc.

- Fourth quarter credit sales increased 15% year-over-year.
- Credit performance held strong with a net loss rate of 4.4% in 4Q21.
- As a result of the spinoff of Loyalty Ventures Inc., capital and leverage ratios improved as $750 million of debt was paid down and goodwill was reduced by $700 million.

Brand Partner Highlights

"We were very pleased with the pace and success of our business development activities, which in the fourth quarter attracted several new brand partners, including the NFL, B&H Photo, Michaels, and TBC Corporation – which includes brands like National Tire & Battery (NTB), Big O Tires, and Midas. Alliance Data's omnichannel touchpoints and comprehensive product suite will position these brand partners to drive incremental sales growth and customer loyalty, while also providing expanded payment choices for their customers," said Ralph Andretta, president and chief executive officer of Alliance Data.

"Additionally, we are excited to extend our relationships with Ulta Beauty, Toyota, top Millennial and Gen Z brands, as well as Lexus. The long-term renewal with Ulta Beauty, one of our largest and faster-growing brand partners, reinforced our industry-leading position in the beauty vertical, while the Toyota and Lexus renewal extends the growth of diversified verticals. With these renewals, we have secured the vast majority of our brand partner relationships through 2023.

"Also in the quarter, we more than doubled the number of new direct merchant partner signings on Bread's versatile fintech payments platform compared to third quarter levels. More broadly, our business development pipeline remains robust, including soon-to-be announced new partnerships, supporting our confidence for continued growth in 2022 and beyond," Andretta noted.

CEO COMMENTARY

"2021 represented a transformational year, resulting in a streamlined and stronger Alliance Data. We successfully executed on our strategy to provide an enhanced suite of product offerings, expanded our fintech payments platform, attracted top-tier talent, advanced our core technology and digital capabilities, and bolstered our financial position by divesting our last remaining non-core business.

"Our fourth quarter results demonstrate Alliance Data's ability to drive growth and improved core earnings. Year-end receivables increased 4% from 2020 levels, and pre-tax pre-provision earnings increased both year-over-year and sequentially in the fourth quarter. At the same time, we continued to strategically invest in our business to capture longer-term efficiencies and growth opportunities, positioning the company to achieve our target of $20 billion in average receivables for the full year of 2023.

"Credit sales remained strong in the fourth quarter reflecting improved holiday shopping and consumer activity. In-store credit transactions increased year-over-year as consumers continued to shop across all channels. Millennial and Gen. Z spending and transaction activity exceeded pre-pandemic levels in the quarter.

"As expected, our net loss and delinquency rates moved gradually higher in the fourth quarter in tandem with the wind-down of COVID-related federal stimulus programs. While we project these metrics to increase in 2022, they are expected to remain below historic levels."

- Ralph Andretta, president and chief executive officer

Alliance Data Systems Corporation | January 27, 2022 1

 “We are well-positioned to build on our momentum in 2022. While we continue to monitor uncertainties in the economy, we are confident in the responsible execution of our strategy and the achievement of our financial targets. Our disciplined risk management approach focused on risk-reward tradeoff will enable us to maintain profitable growth in the periods ahead; we are committed to ensuring our strategic investments deliver long-term shareholder value.”   CFO Commentary  - Perry Beberman, executive vice president and chief financial officer    2022 Full Year CFO OutlookMacroeconomic Assumptions: “We expect a return to more normalized economic activity and consumer behavior and remain vigilant in monitoring COVID conditions and the impact on consumers and our brand partners. Our outlook assumes a moderation in the consumer payment rate throughout 2022. Payment rate variability is a key determinant for the high- and low-ends of our forecasted ranges. Four Federal Reserve rate increases are also included in our 2022 forecast and our models indicate that these rate hikes in 2022 would result in a nominal benefit to total net interest income.Average Receivables Growth: “Based on our new business expectations, visibility into our pipeline (including the BJ’s Wholesale Club non-renewal), and the current economic outlook, we expect full year 2022 average receivables growth in the high-single- to low-double-digit range relative to 2021. This expected growth aligns with the achievement of our targeted full year average receivables of $20 billion in 2023.Total Revenue Growth: “Total revenue growth for 2022 is anticipated to be closely aligned with average receivables growth with net interest margin expected to remain steady on a full year basis as compared to 2021.  Total Expenses Growth: “As a result of continued investment in technology modernization, digital advancement, marketing, and product innovation, along with strong portfolio growth, we anticipate total expenses to increase in 2022, while ensuring we deliver modest positive operating leverage for the full year. We will continue to invest prudently to position the Company for future growth and efficiencies, with the expectation of maintaining positive operating leverage. We will manage the pace and timing of our investments to align with our revenue growth outlook, including the planned incremental investment of more than $125 million in digital and product innovation, marketing, and technology enhancements during the year. Net Loss Rate: “We expect a net loss rate in the low-to-mid 5% range for 2022 as credit metrics begin to normalize from historically low rates due to federal stimulus and federal assistance programs largely expiring. We remain confident in our long-term guidance of a through-the-cycle net loss rate below our historical average of 6%.”    2  Alliance Data Systems Corporation | January 27, 2022

Key Operating and Financial Metrics[(a)]


Credit Sales
+15%
$7.7B
$8.8B
4Q20
4Q21


Revenue
+11%
$769 MM
$855 MM
4Q20
4Q21


PPNR*
+52%
$282 MM
$428 MM
4Q20
4Q21


Credit Metrics
Delinquency Rate
Net Loss Rate
4.4%
-0.5%
3.9%
6.0%
-1.6%
4.4%
4Q20
4Q21
4Q20
4Q21


Diluted EPS
Total Company
Continuing Ops.
+36%
$0.25
$0.34
$1.54
-21%
$1.21
4Q20
4Q21
4Q20
4Q21

Continuing Operations[(a)]	Quarter Ended December 31,			Year Ended December 31,		
($ in millions, except per share amounts)	**2021**	**2020**	**Change**	**2021**	**2020**	**Change**
Total net interest and non-interest income ("Revenue")	$855	$769	11%	$3,272	$3,298	(1)%
Net principal losses	$176	$235	(25)%	$720	$1,083	(34)%
Reserve build (release)	$187	($82)	nm	($176)	$183	nm
Provision for credit losses	$363	$153	138%	$544	$1,266	(57)%
Total non-interest expenses	$427	$487	(12)%	$1,684	$1,731	(3)%
Income from continuing operations before income taxes	$65	$129	(50)%	$1,044	$301	247%
Income from continuing operations	**$61**	**$74**	**(18)%**	**$797**	**$208**	**283%**
Income from continuing operations per diluted share	$1.21	$1.54	(21)%	$15.95	$4.35	267%
Weighted average shares outstanding – diluted	50.0	48.4		50.0	47.9	
**********************************						
Pre-tax pre-provision earnings ("PPNR")*	$428	$282	52%	$1,588	$1,567	1%

(a) Reflective of the spinoff of Loyalty Ventures Inc. for all periods presented.
nm – not meaningful
** Pre-tax pre-provision earnings is a non-GAAP financial measure.*

Alliance Data Systems Corporation | January 27, 2022 3

 4  Alliance Data Systems Corporation | January 27, 2022  Fourth Quarter 2021 Compared to Fourth Quarter 2020 – Continuing OperationsCredit sales increased 15% to $8.8 billion as consumer spending continues to recover. Average and end-of-period receivables increased 2% and 4% to $16.1 and $17.4 billion, respectively, driven by strong credit sales and the recovering economy. Revenue increased 11%, or $86 million, resulting from higher average receivables balances, improved loan yields, and continued improvement in cost of funds. Total non-interest expenses decreased 12%, or $60 million, as the prior year included $25 million in depreciation and amortization costs and $23 million in other expenses related to real estate optimization activities, higher marketing costs related to card program enhancements, and settlement and other remediation costs. These prior year costs were partially offset in the current year by employee compensation and benefit costs which increased 15%, or $24 million, primarily driven by continued digital and technology modernization-related hiring, as well as higher volume-related staffing levels. Pre-tax pre-provision earnings, a non-GAAP measure, improved by $146 million, or 52%, reflecting profitable receivables growth, improved funding costs, and lower expenses. Income from continuing operations decreased $13 million, as the PPNR improvement described above was offset by a $187 million net reserve build in provision for credit losses resulting from year-end receivables growth. Delinquency rate of 3.9% improved 50 basis points from the prior year.  Net loss rate was 4.4%, an improvement of 160 basis points from the prior year.  ContactsInvestor Relations: Brian Vereb (Brian.Vereb@alliancedata.com), 614-528-4516 Media Relations: Shelley Whiddon (Shelley.Whiddon@alliancedata.com), 214-494-3811 Rachel Stultz (Rachel.Stultz@alliancedata.com), 614-729-4890

 5  Alliance Data Systems Corporation | January 27, 2022  Forward-Looking StatementsThis release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, including our ability to realize the intended benefits of the spinoff of the LoyaltyOne® segment, future dividend declarations, and future economic conditions, including, but not limited to, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, and reduction in demand from clients.We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.Non-GAAP Financial MeasuresWe prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, certain information included within this release, including the supplemental schedules and related investor presentation, constitutes non-GAAP financial measures. Our calculations of non-GAAP financial measures may differ from the calculations of similarly titled measures by other companies. In particular, Pre-tax pre-provision earnings is calculated by increasing Income from continuing operations before income taxes by Provision for credit losses. Pre-tax pre-provision earnings less gain on portfolio sale is calculated by decreasing Pre-tax pre-provision earnings by gains recognized on loan portfolio sales. We believe the use of these non-GAAP financial measures provides additional clarity in understanding our results of operations and trends. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the financial tables and information that follows.Conference Call / Webcast InformationAlliance Data will host a conference call on Thursday, January 27, 2022 at 8:30 a.m. (Eastern Time) to discuss the Company’s full year and fourth quarter 2021 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (866) 813-9403 or (929) 458-6194 and enter “252370”. The replay will be available at approximately 11:59 a.m. (Eastern Time) on Thursday, January 27, 2022.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading provider of tech-forward payment and lending solutions, serving customers and consumer-based industries in North America. Through omnichannel touch points and a comprehensive product suite that includes credit products and Bread® digital payment solutions, Alliance Data helps its partners drive loyalty and growth, while giving customers greater payment choices. Through its Comenity-branded financial services, it also offers credit and savings products to consumers.

Headquartered in Columbus, Ohio, Alliance Data is an S&P MidCap 400 company that employs approximately 6,000 associates worldwide. In November 2021, Alliance Data completed the spinoff of its LoyaltyOne segment, which included the Canadian AIR MILES® Reward Program, and Netherlands-based BrandLoyalty. The company is now known as Loyalty Ventures Inc. (Nasdaq: LYLT).

More information about Alliance Data can be found at AllianceData.com. Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation | January 27, 2022 6

ALLIANCE DATA SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,	
	2021	2020	2021	2020
Interest income:				
Interest and fees on loans	$ 1,015	$ 948	$ 3,861	$ 3,931
Interest on cash and investment securities	2	2	7	21
Total interest income	1,017	950	3,868	3,952
Interest expense:				
Interest on deposits	37	50	167	238
Interest on borrowings	47	62	216	261
Total interest expense	84	112	383	499
Net interest income	933	838	3,485	3,453
Non-interest income:				
Interchange revenue, net of retailer share arrangements	(119)	(107)	(369)	(332)
Other	41	38	156	177
Total non-interest income	(78)	(69)	(213)	(155)
Total net interest and non-interest income	855	769	3,272	3,298
Provision for credit losses	363	153	544	1,266
Total net interest and non-interest income, after provision for credit losses	492	616	2,728	2,032
Non-interest expenses:				
Employee compensation and benefits	182	158	671	609
Card and processing expenses	81	84	323	396
Information processing and communication	55	48	216	191
Marketing expense	47	57	160	143
Depreciation and amortization	22	42	92	106
Other	40	98	222	286
Total non-interest expenses	427	487	1,684	1,731
Income from continuing operations before income taxes	65	129	1,044	301
Provision for income taxes	4	55	247	93
Income from continuing operations	61	74	797	208
(Loss) income from discontinued operations, net of taxes	(44)	(62)	4	6
Net income	$ 17	$ 12	$ 801	$ 214
Basic earnings per share:				
Income from continuing operations	$ 1.22	$ 1.54	$ 16.02	$ 4.36
(Loss) income from discontinued operations	(0.88)	(1.29)	0.07	0.11
Net income per share	$ 0.34	$ 0.25	$ 16.09	$ 4.47
Diluted earnings per share:				
Income from continuing operations	$ 1.21	$ 1.54	$ 15.95	$ 4.35
(Loss) income from discontinued operations	(0.87)	(1.29)	0.07	0.11
Net income per diluted share	$ 0.34	$ 0.25	$ 16.02	$ 4.46
Weighted average shares:				
Basic	49.8	48.3	49.7	47.8
Diluted	50.0	48.4	50.0	47.9
Pre-tax pre-provision earnings:				
Income from continuing operations before income taxes	$ 65	$ 129	$ 1,044	$ 301
Provision for credit losses	363	153	544	1,266
Pre-tax pre-provision earnings*	$ 428	$ 282	$ 1,588	$ 1,567

** Pre-tax pre-provision earnings is a non-GAAP financial measure.*

Alliance Data Systems Corporation | January 27, 2022

7

 8  Alliance Data Systems Corporation | January 27, 2022        December 31, 2021       December 31, 2020       Assets                       Cash and cash equivalents      $  3,046     $  2,796     Credit card and other loans:                        Credit card and other loans         17,399        16,784     Allowance for credit losses         (1,832)     (2,008)  Credit card and other loans, net         15,567        14,776     Property and equipment, net        215        213     Intangible assets, net         53        77     Goodwill         634        634     Other assets         2,230        1,588     Assets of discontinued operations        1        2,463     Total assets      $  21,746     $  22,547                             Liabilities and Stockholders’ Equity                       Deposits      $  11,027     $  9,793     Non-recourse borrowings of consolidated securitization entities        5,453        5,710     Long-term and other debt         1,986        2,806     Other liabilities         1,190        1,359     Liabilities of discontinued operations        4        1,357     Total liabilities         19,660        21,025     Stockholders’ equity         2,086        1,522     Total liabilities and stockholders’ equity      $  21,746     $  22,547                             Shares of common stock outstanding        49.8        49.7     ALLIANCE DATA SYSTEMS CORPORATIONUNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS(In millions)

ALLIANCE DATA SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31, 2021	Year Ended December 31, 2020
Cash Flows from Operating Activities:		
Net income	$ 801	$ 214
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	123	184
Deferred income taxes	(15)	(223)
Provision for credit losses	544	1,266
Non-cash stock compensation	29	21
Amortization of deferred financing costs	31	36
Asset impairment charges	—	64
Change in operating assets and liabilities, net of acquisitions and dispositions	(41)	283
Other	71	38
Net cash provided by operating activities	1,543	1,883
Cash Flows from Investing Activities:		
Change in redemption settlement assets	(113)	(41)
Change in credit card and loan receivables	(1,805)	1,784
Payments for acquired business, net of cash and restricted cash	(75)	(267)
Purchase of credit card and loan portfolios	(110)	—
Sale of credit card portfolio	512	289
Capital expenditures	(84)	(54)
Other	(16)	63
Net cash (used in) provided by investing activities	(1,691)	1,774
Cash Flows from Financing Activities:		
Borrowings under debt agreements	38	1,276
Repayments of borrowings	(864)	(1,320)
Net increase (decrease) in deposits	1,228	(2,370)
Non-recourse borrowings of consolidated securitization entities	4,278	2,419
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(4,538)	(4,096)
Debt proceeds from spinoff of Loyalty Ventures Inc.	652	—
Transfers to Loyalty Ventures Inc. related to spinoff	(127)	—
Payment of deferred financing costs	(13)	(19)
Dividends paid	(42)	(61)
Other	(4)	4
Net cash provided by (used in) financing activities	608	(4,167)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	15
Change in cash, cash equivalents and restricted cash	460	(495)
Cash, cash equivalents and restricted cash at beginning of period	3,463	3,958
Cash, cash equivalents and restricted cash at end of period	$ 3,923	$ 3,463

Note: The unaudited Condensed Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations.

Alliance Data Systems Corporation | January 27, 2022 9

ALLIANCE DATA SYSTEMS CORPORATION
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	Three Months Ended December 31,			Year Ended December 31,		
	2021	2020	Change	2021	2020	Change
Credit sales	$ 8,778	$ 7,657	15%	$ 29,603	$ 24,707	20%
Average receivables	$ 16,086	$ 15,759	2%	$ 15,656	$ 16,367	(4)%
End-of-period receivables	$ 17,399	$ 16,784	4%	$ 17,399	$ 16,784	4%
End-of-period direct-to-consumer deposits	$ 3,180	$ 1,700	87%	$ 3,180	$ 1,700	87%
Return on average assets(1)	1.1%	1.4%	(0.3)%	3.6%	0.9%	2.7%
Return on average equity(2)	11.1%	21.3%	(10.2)%	40.7%	16.7%	24.0%
Net interest margin(3)	18.8%	17.8%	1.0%	18.2%	16.8%	1.4%
Loan yield(4)	25.2%	24.1%	1.1%	24.7%	24.0%	0.7%
Risk-adjusted loan yield(5)	20.9%	18.1%	2.8%	20.1%	17.4%	2.7%
Efficiency ratio(6)	50.0%	63.4%	(13.4)%	51.5%	52.5%	(1.0)%
Tangible book value per common share(7)	$ 28.09	$ 16.34	71.9%	$ 28.09	$ 16.34	71.9%
Tangible common equity / tangible assets ratio (TCE/TA) (8)	6.6%	3.7%	2.9%	6.6%	3.7%	2.9%
Cash dividend per common share	$ 0.21	$ 0.21	—%	$ 0.84	$ 1.26	(33.3)%
Net loss rate	4.4%	6.0%	(1.6)%	4.6%	6.6%	(2.0)%
Delinquency rate	3.9%	4.4%	(0.5)%	3.9%	4.4%	(0.5)%
Reserve rate	10.5%	12.0%	(1.5)%	10.5%	12.0%	(1.5)%

(1) Return on average assets represents Income from continuing operations divided by average Total assets.

(2) Return on average equity represents Income from continuing operations divided by average Total stockholders' equity.

(3) Net interest margin represents Net interest income divided by average Total interest-earning assets.

(4) Loan yield represents Interest and fees on loans divided by Average receivables.

(5) Risk-adjusted loan yield represents Loan yield less Net loss rate.

(6) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.

(7) Tangible book value per common share represents Total stockholders' equity less Intangible assets, net, and Goodwill divided by shares outstanding.

(8) Tangible common equity represents Total stockholders' equity less Intangible assets, net, and Goodwill. Tangible assets represents Total assets less Intangible assets, net, and Goodwill.

Alliance Data Systems Corporation | January 27, 2022 10